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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the incorporation by reference in this Registration Statement of Keystone Automotive Industries, Inc. on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated May 23, 1997, with respect to the financial statements and schedule of Keystone Automotive Industries, Inc., appearing in the Prospectus which is included in the Registration Statement on Form S-1, as amended of Keystone Automotive Industries, Inc. (No. 333-28709) declared effective on June 26, 1997 by the Securities and Exchange Commission and to the reference to us under the captions "Experts" and "Selected Consolidated Financial Data" in the Prospectus.

                                          /s/ ERNST & YOUNG LLP

Los Angeles, California
June 26, 1997